NEUBERGER BERMAN MANAGEMENT INC.
                             SUB-ADVISORY AGREEMENT

                                   SCHEDULE A

         The Series of Equity Managers Trust currently subject to this Agreement are as follows:

Neuberger Berman Century Portfolio

Neuberger Berman Focus Portfolio

Neuberger Berman Genesis Portfolio

Neuberger Berman Guardian Portfolio

Neuberger Berman Millennium Portfolio

Neuberger Berman Manhattan Portfolio

Neuberger Berman Partners Portfolio

Neuberger Berman Regency Portfolio

Neuberger Berman Socially Responsive Portfolio

Neuberger Berman Technology Portfolio

Dated: April 17, 2000